UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 24, 2012

HOST HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14625	53-0085950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(240) 744-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 24, 2012, Host Hotels & Resorts, Inc. (the “Company”) entered into two separate sales agency financing agreements (each a “Sales Agency Financing Agreement” and, together, the “Sales Agency Financing Agreements”), one with BNY Mellon Capital Markets, LLC (“BNYMCM”) and the other with Scotia Capital (USA) Inc. (“Scotiabank” and, together with BNYMCM, the “Sales Agents”). Pursuant to the Sales Agency Financing Agreements, the Company may issue and sell, from time to time, shares of common stock, par value $0.01 per share, having a combined aggregate offering price of up to $400 million (the “Shares”). Each of BNYMCM and Scotiabank will act as the Company’s sales agent in connection with any offerings of Shares pursuant to the respective Sales Agency Financing Agreements. The Sales Agency Financing Agreements are attached hereto as Exhibits 1.1 and 1.2 and are incorporated herein by reference.

The Shares may be offered in one or more selling periods, none of which will exceed 10 consecutive trading days and only one of either of the Sales Agents may sell the Shares during a selling period. The sales, if any, of the Shares under the Sales Agency Financing Agreements will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the New York Stock Exchange, to or through a market maker or through an electronic communications network. The Company is not obligated to sell and neither of the Sales Agents are obligated to buy or sell any Shares under the respective Sales Agency Financing Agreements. The Company shall specify to BNYMCM or Scotiabank, as it elects, (i) the aggregate selling price of the Shares to be sold during each selling period, which may not exceed $150 million without the applicable Sales Agent’s prior written consent and (ii) the minimum price below which sales may not be made.

The Company will pay each Sales Agent a commission equal to 1% of the gross proceeds of all Shares sold through such Sales Agent under the relevant Sales Agency Financing Agreement and will reimburse the Sales Agents for certain expenses incurred in connection with their services under the Sales Agency Financing Agreements. The Company intends to use the net proceeds from the sale of the Shares from time to time to fund future potential acquisitions and for general corporate purposes.

Affiliates of the Company are parties to the Credit Agreement, dated as of November 22, 2011, under which an affiliate of each of the Sales Agents is a lender. Each of the Sales Agents and their respective affiliates have provided and in the future may continue to provide investment banking, commercial banking, corporate trust and other financial services to the Company and its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

The Shares will be issued pursuant to the Company’s shelf registration statement (the “Registration Statement”) on Form S-3 (File No. 333-166380) filed on April 29, 2010 with the Securities and Exchange Commission (the “SEC”). In connection with the offering contemplated by the Sales Agency Financing Agreements, the Company intends to file with the SEC a supplement to the prospectus included in the Registration Statement.

Item 8.01. Other Events.

The Sales Agency Financing Agreements replace the prior sales agency financing agreement with BNYMCM that the Company entered into on April 21, 2011. The Company completed all sales under the prior sales agency financing agreement through the issuance of the remaining approximately $174 million of common stock during the Company’s first quarter, 2012, at an average price of $15.67 per share.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agency Financing Agreement, dated April 24, 2012, between Host Hotels & Resorts, Inc. and BNY Mellon Capital Markets, LLC.

1.2	Sales Agency Financing Agreement, dated April 24, 2012, between Host Hotels & Resorts, Inc. and Scotia Capital (USA) Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.
(Registrant)

Date: April 24, 2012	By:	/s/ Brian G. Macnamara
Brian G. Macnamara
Senior Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

1.1	Sales Agency Financing Agreement, dated April 24, 2012, between Host Hotels & Resorts, Inc. and BNY Mellon Capital Markets, LLC.

1.2	Sales Agency Financing Agreement, dated April 24, 2012, between Host Hotels & Resorts, Inc. and Scotia Capital (USA) Inc.